EXHIBIT 23.2

Independent Registered Public Accounting Firm's Consent

We consent to the inclusion in this Registration Statement of enGene Holdings Inc. on Form S-3 of our report dated March 30, 2023, which includes an explanatory paragraph as to Forbion European Acquisition Corp.’s ability to continue as a going concern with respect to our audits of the financial statements of Forbion European Holdings Acquisition Corp.as of December 31, 2022 and 2021and for the year ended December 31, 2022 and for the period from August 9, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on November 13, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, NY

November 13, 2024